UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2022

Townsquare Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36558	27-1996555
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

One Manhattanville Road, Suite 202

Purchase, New York 10577

(Address of Principal Executive Offices, including Zip Code)

(203) 861-0900

(Registrant's telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a - 12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	TSQ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2022, Townsquare Media, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with each of Bill Wilson, Chief Executive Officer, Stuart Rosenstein, Chief Financial Officer, and Erik Hellum, Chief Operating Officer (collectively, the “A&R Employment Agreements”).

Each A&R Employment Agreement provides for an initial term that commenced on October 7, 2022 (the “Commencement Date”) and will end on the fifth anniversary of the Commencement Date, subject to automatic renewal for one-year periods unless either party provides written notice of non-renewal. The A&R Employment Agreements also establish each executive’s base salary and target annual bonus at the following levels: for Mr. Wilson, an annual base salary of $1,450,000, a target annual bonus opportunity of 100% of base salary; for Mr. Rosenstein, an annual base salary of $850,000 and a target annual bonus opportunity of 80% of base salary; and for Mr. Hellum, an annual base salary of $700,000 and a target bonus opportunity of 85.7% of base salary, in each case, with respect to the annual base salary and target bonus, retroactive to January 1, 2022. In addition, Mr. Wilson’s agreement provides for a lump sum cash sign-on bonus of $1,450,000, subject to clawback in the event Mr. Wilson’s employment is terminated by the Company for Cause (as defined in the A&R Employment Agreement) or by Mr. Wilson without Good Reason (as defined in the A&R Employment Agreement) within one year following the Commencement Date.

The A&R Employment Agreements provide that in the event of the executive’s termination by the Company without Cause, by the executive for Good Reason or due to non-renewal of the executive’s Employment Term (as defined therein), subject to each executive’s execution and non-revocation of a general release, each executive would be entitled to receive: (i) a prorated portion of the annual bonus for the year of termination; (ii) severance pay in an amount equal to, in the case of Mr. Wilson, one and one-half times the sum of his base salary and target bonus, and in the case of Messrs. Rosenstein and Hellum, one times the sum (each such multiple, the “Severance Multiple”) of such executive’s base salary and target bonus, payable in substantially equal installments during the 12-month period following termination; (iii) the full amount of premiums incurred under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), by such executive for a maximum of 18 months following termination (the “Benefits Continuation Period”), subject to timely election under COBRA; and (iv) the vesting of 50% of any equity awards that are unvested as of the separation date. If an executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within (a) 24 months following a Change in Control (as defined in the Townsquare Media, Inc. 2014 Omnibus Incentive Plan) or 12 months prior to a Change in Control for Mr. Wilson and 12 months following a Change in Control or six months prior to a Change in Control for Messrs. Rosenstein and Hellum, subject to the executive’s execution and non-revocation of a general release, the executive will be entitled to the payments described above; provided, however, (i) the Severance Multiple will be increased to two and one-half times for Mr. Wilson and to two times for Messrs. Rosenstein and Hellum, (ii) 100% of such executive’s unvested equity awards will become immediately and fully vested and exercisable, and (iii) the Benefits Continuation Period will be increased to 24 months.

Each of Messrs. Wilson, Rosenstein and Hellum are subject to perpetual confidentiality and non-disparagement covenants and customary non-solicitation and non-competition covenants that apply during the executive’s employment with the Company and for a period of 24 months following a termination.

The foregoing description of the A&R Employment Agreements are qualified in their entirety by reference to the full text of the agreements filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, which are incorporated by reference into this Item 5.02.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated October 7, 2022, by and between Townsquare Media, Inc. and Bill Wilson

10.2	Amended and Restated Employment Agreement, dated October 7, 2022, by and between Townsquare Media, Inc. and and Stuart Rosenstein

10.3	Amended and Restated Employment Agreement, dated October 7, 2022, by and between Townsquare Media, Inc. and and Erik Hellum

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2022
TOWNSQUARE MEDIA, INC.

	By:	/s/ Stuart Rosenstein
	Name:	Stuart Rosenstein
	Title:	Executive Vice President and Chief Financial Officer